Exhibit 5.1

200 Public Square, Suite 2300 Cleveland, Ohio 44114-2378 Phone: (216) 363-4500 Fax: (216) 363-4588

September 14, 2012

Board of Directors

Streamline Health Solutions, Inc.

1230 Peachtree Street NE, Suite 1000

Atlanta, Georgia 30309

Gentlemen:

We have acted as counsel for Streamline Health Solutions, Inc., a Delaware corporation (the “Company”) in connection with the registration for resale by certain selling stockholders (the “Selling Stockholders”) of an aggregate of 6,729,724 shares (the “Shares”) of the Company’s common stock, $0.01 par value (the “Common Stock”) on Form S-3 (the “Registration Statement”). The Shares consist of (i) up to 2,416,785 shares of the Common Stock (the “Preferred Shares”) issuable upon conversion of or otherwise underlying the Series A 0% Convertible Preferred Stock (the “Preferred Stock”), (ii) up to 1,200,000 shares of the Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants to purchase Common Stock (the “Warrants”), (iii) up to 1,583,210 shares of Common Stock (the “Note Shares”) issuable upon conversion of or otherwise underlying the Company’s Subordinated Convertible Notes, dated August 16, 2012 (the “Convertible Notes”), and (iv) 1,529,729 shares of Common Stock (the “IPP Shares”) issued upon conversion of a convertible promissory note dated December 7, 2011.

You have requested our opinion in connection with the Company’s filing of the Registration Statement. In this connection, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinions expressed in this letter, including, without limitation, the Company’s Certificate of Incorporation, as amended as of the date hereof, the Company’s Bylaws, the Warrants, the Convertible Notes, and the Registration Statement.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, photostatic, electronic or other copies, facsimiles or images.

We have investigated such questions of law for the purpose of rendering the opinions in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the General Corporation Law of the State of Delaware.

This opinion is being rendered to you as of today. The opinions expressed herein assume that there is no change in the facts, circumstances and law in effect on the date of this opinion,

particularly as they relate to corporate authority and the Company’s good standing under Delaware law. We have assumed the Company will remain in good standing as a Delaware corporation at all times when shares of Common Stock are issued.

On the basis of and in reliance on the foregoing, we are of the opinion that (i) the Preferred Shares issuable to the Selling Stockholders upon conversion of the Preferred Stock by the Selling Stockholders have been duly authorized, and when issued upon conversion of the Preferred Stock by the Selling Stockholders pursuant to the terms of the Certificate of Designation of Preferences, Rights and Limitations of Series A 0% Convertible Preferred Stock (the “Certificate of Designation”), will be validly issued to the Selling Stockholders, fully paid, and nonassessable, (ii) the Warrant Shares issuable upon exercise of the Warrants have been duly authorized, and when issued upon exercise of the Warrants by the Selling Stockholders in accordance with the terms of the Warrants and payment of the consideration by the Selling Stockholders required pursuant to the terms of the Warrants, will be validly issued to the Selling Stockholders, fully paid, and nonassessable, (iii) the Note Shares issuable to the Investors upon conversion of the Preferred Stock underlying the Convertible Notes by the Selling Stockholders have been duly authorized, and when issued upon conversion of the Preferred Stock by the Selling Stockholders pursuant to the terms of the Certificate of Designation for the Preferred Stock and in accordance with the terms of the Notes, will be validly issued to the Selling Stockholders, fully paid, and nonassessable, and (iv) the IPP Shares have been duly authorized and are validly issued, fully paid, and nonassessable.

This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC promulgated thereunder. This letter may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced in part.

Very truly yours,

/s/ Benesch, Friedlander, Coplan & Aronoff LLP

BENESCH, FRIEDLANDER,

COPLAN & ARONOFF LLP

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